Exhibit 5.1

Suite 3000
79 Wellington St. W.
Box 270, TD Centre
Toronto, Ontario
M5K 1N2 Canada
Tel	416.865.0040
Fax	416.865.7380

www.torys.com

January 12, 2010

Hydrogenics Corporation

5985 McLaughlin Road

Mississauga, Ontario, Canada

L5R 1B8

Dear Sirs/Mesdames:

We have acted as counsel to Hydrogenics Corporation (“Hydrogenics”), a corporation incorporated under the federal laws of Canada, in connection with the issuance and sale by Hydrogenics of (i) 12,500,000 common shares (“Common Shares”) of Hydrogenics (such Common Shares being hereinafter referred to as the “Shares”), (ii) Series A and Series B Warrants (collectively, the “Warrants”) to purchase up to 12,500,000 Common Shares (the “Warrant Shares”) and (iii) the Warrant Shares upon exercise of the Warrants, in each case pursuant to the Registration Statement on Form F-3 (Registration No. 333-162998) (the “Registration Statement”) filed by Hydrogenics with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated December 31, 2009, as supplemented by the prospectus supplement to be filed with the SEC and dated January 11, 2010 with respect to the offer and sale of the Shares, the Warrants and the Warrant Shares (as so supplemented, the “Prospectus”):

The Shares and the Warrants are being sold to certain purchasers (the “Purchasers”) pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) among Hydrogenics and the Purchasers.  The Warrant Shares are to be sold from time to time upon exercise of the Warrants.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)                                  the Registration Statement and the Prospectus;

(b)                                 the articles and by-laws of Hydrogenics;

(c)                                  a certificate of compliance dated December 29, 2009 issued in respect of Hydrogenics pursuant to the Canada Business Corporations Act;

(d)                                 a certificate of Lawrence E. Davis, Chief Financial Officer and Corporate Secretary of Hydrogenics, as to certain factual matters dated the date hereof;

(e)                                  the Securities Purchase Agreement; and

(f)                                    the form of the Warrants.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of Hydrogenics and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.  We have also assumed that the certificate of compliance referred to above will continue to be accurate.

Our opinions set forth below are limited to the laws of the Province of Ontario and the Federal laws of Canada applicable therein, the Federal laws of the United States of America and the laws of the State of New York.  All opinions expressed herein concerning the laws of the Province of Ontario and the Federal laws of Canada applicable therein are given by members of the Law Society of Upper Canada, and all opinions concerning the Federal laws of the United States of America and the laws of the State of New York are given by members of the New York State Bar.

The opinions hereafter expressed in numbered paragraph 2 with respect to the enforceability of the Warrants are subject to the general qualifications that such rights and remedies may be subject to and affected by: (i) bankruptcy, insolvency, reorganization, arrangement, wind-up, moratorium and other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) general principles of equity, including, without limitation, those governing the availability of equitable remedies (such as injunctive relief and specific performance) which are in the discretion of a court and the concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or law); and (iii) general rules of contract law with respect to matters such as the election of remedies, the limits of severability, mutuality of obligations, and opportunity to cure, limitations on the enforceability of indemnification, contribution or exculpation provisions under applicable securities laws or otherwise and limitations on the enforceability of provisions which are in violation of public policy.

Based upon and subject to the foregoing, we are of the opinion that:

1.                                       The Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.                                       The Warrants are legal, valid and binding obligations of Hydrogenics, enforceable in accordance with their terms.

3.                                       The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to Hydrogenics’ Report of Foreign Issuer on Form 6-K being furnished to the SEC on the date hereof and being incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

/s/ Torys LLP